PROSPECTUS SUPPLEMENT NO. 12 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our quarterly report, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on March 19, 2012.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on March 19, 2012 were US$0.03 and US$0.03 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated March 20, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2011
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

EXHIBIT 1 - QUARTERLY FINANCIAL STATEMENTS

EXHIBIT 2 - MANAGEMENT DISCUSSION & ANALYSIS

EXHIBIT 3 - CERTIFICATION OF CEO

EXHIBIT 4 - CERTIFICATION OF CFO

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 23, 2012

BONTAN CORPORATION INC.

By: /s/ Kam Shah
Kam Shah
Chief Executive Officer

BONTAN CORPORATION INC.
THIRD QUARTER ENDED DECEMBER 31, 2011

MANAGEMENT’S DISCUSSION AND ANALYSIS

Prepared as at February 23, 2012

Index

Overview	4
Summary of Results	4
Number of common shares, options and warrants	4
Business Environment	4
Risk Factors	4
Forward Looking Statements	4
Business Plan	5
Results of Operations	5
Liquidity and Capital Resources	9
Working Capital	9
Operating cash flows	9
Investing cash flows	10
Financing cash flows	12
Key Contractual obligations	13
Off balance sheet arrangements	13
Transactions with related third parties	13
Financial and derivative Instruments	14
International Financial Reporting Standards	16
Future Accounting Pronouncements	16
Internal Controls over Financial Reporting	17
Public securities filings	17

2

Management Discussion and Analysis

The following discussion and analysis by management (“MD & A”) of the financial condition and financial results for Bontan Corporation Inc. for the third quarter ended December 31, 2011 should be read in conjunction with the interim unaudited condensed Consolidated Financial Statements for the third quarter ended December 31, 2011, and  Canadian GAAP annual audited consolidated financial statements and notes and our annual F-20 report for the year ended March 31, 2011 and interim unaudited condensed consolidated financials prepared in accordance with International Financial Reporting Standards (“IFRS”) and Management Discussion & Analysis  for the first quarter ended June 30, 2011 and the second quarter ended September 30, 2011.

All financial information has been prepared in accordance with generally accepted accounting principles in Canada (“GAAP”), as set out in the Handbook of the Canadian Institute of
Chartered Accountants – Part 1 (“CICA Handbook”), except for any financial information specifically denoted otherwise. The CICA Handbook was revised to incorporate IFRS as issued by the International Accounting Standards Board, and requires publicly accountable enterprises to apply IFRS effective for years beginning on or after January 1, 2011, and to provide comparative figures for 2010. Accordingly, for periods beginning on or after April 1, 2011, Bontan commenced reporting on this basis. In preparing its financial statements, Bontan started from an opening consolidated statement of financial position as at April 1, 2010, Bontan's IFRS transition date, and made those changes in accounting policies and other adjustments required by IFRS 1 “First-time adoption of International Financial Reporting Standards” (“IFRS 1”) for the first time adoption of IFRS. Note 3 of Bontan’s interim unaudited condensed financial statements for the third quarter of 2012 provides additional information on the impact of the transition to IFRS on Bontan’s previously published Canadian GAAP financial statements for the three and nine months ended December 31, 2010.

This management discussion and analysis is prepared by management as at February 23, 2012. The Company’s auditors have not reviewed it.

In this report:

a.	The words “us”, “we”, “our”, “the Company” and “Bontan” have the same meaning unless otherwise stated and refer to Bontan Corporation Inc. and its subsidiary.
b.	Our indirect working interest in two drilling licenses offshore Israel is sometimes referred to as “Israel project”
c.	Our subsidiary, Israel Petroleum Company, Ltd Cayman is referred to as “IPC Cayman”

3

Overview

Summary of Results

The following table summarizes financial information for the quarter ended December 31, 2011 and the preceding seven quarters: (All amounts in ‘000 CDN$ except net loss per share, which are actual amounts)
Quarter ended	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Mar. 31
	2011	2011	2011	2011*	2010	2010	2010	2010*
Total Revenue	-	-	-	-	-	-	-	-
Net loss	(417)	(673)	(874)	(848)	(1,065)	(1,329)	(486)	(2275)
Working capital	5,041	(146)	756	1,707	1,167	960	1,085	372
Shareholder’s equity	5,048	6,834	7,737	8,688	8,364	8,323	8,448	6,900
Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)	$(0.01)	$(0.05)

*Details for these quarters are derived from financials prepared under previous Canadian GAAP while figures for the other quarters are derived from financials prepared in accordance with IFRS

Number of common shares, options and warrants

These are as follows:

As at December 31, 2011 AND February 23, 2012
Shares issued and outstanding	78,714,076
Warrants issued and outstanding (a)	68,071,420
Options granted but not yet exercised (b)	5,385,000

(a)
Warrants are convertible into equal number of common shares of the Company within two to five years of their issuance, at average exercise price of US$0.29. These warrants have weighted average remaining contractual life of 2.84 years.

(b)	Options are exercisable into equal number of common shares at an average exercise price of US$0.17 and have a weighted average remaining contractual life of approximately 2.86 years.

Business Environment

Risk factors

Please refer to the Annual Report in the form F-20 for the fiscal 2011 for detailed information as the economic and industry factors that are substantially unchanged.

Forward looking statements

Certain statements contained in this report are forward-looking statements. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding our business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct.

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Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements.

Risks and uncertainties include, but are not limited to:
•	Our lack of substantial operating history;
•	The success of the exploration prospects, in which we have interests;
•	Uninsured risks;
•	The impact of competition;
•	The enforceability of legal rights;
•	The volatility of oil and gas prices;
•	Weather and unforeseen operating hazards;

Important factors that could cause the actual results to differ materially from our expectations are disclosed in more detail under the “Risk Factors” in our Annual report for fiscal 2011. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Currently we do not hold interests in any exploration projects and have no reserves as defined in Canadian National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). All information contained herein regarding resources is references to undiscovered resources under NI 51-101, whether stated or not.

Business plan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators. We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.

In fiscal 2010, we acquired indirect working interest, which is currently 4.70% (March 31, 2011: 5.23%), in two licenses for drilling oil and gas in offshore location in Israel. In December 2011, the Company signed a settlement agreement  to transfer all its interest  to IPC Cayman minority partner on closing date for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project. This is further explained later in this report.

If closing of the settlement agreement occurs as contemplated, we will invest the cash acquired through the transfer into other business opportunities. On the other hand, if closing does not happen or if there is any breach of the terms of the settlement agreement, the situation will revert to the status quo that existed prior to signing and the Company will have to resume all litigation efforts to preserve our interest in the Israeli property. Details are further discussed in the “Overview” section below.

Results of operations

Three months ended December 31,	2011	2010
	In 000’s CDN$
Income	-	-
Expenses	(417)	(1,186)
	(417)	(1,186)
Non-controlling interests	-	121
Net loss for period	(417)	(1,065)
Deficit at end of period	(42,955)	(40,142)

5

Overview

During the quarter ended December 31, 2011, over 50% of the expenses related to legal costs involved in various litigations against the manager of our subsidiary, IPC Cayman and other related entities. These litigations were kept on hold in December 2011 due to a settlement agreement as more fully explained later in the report.

Another key event in the quarter happened in November 2011, when in a reverse takeover transaction, IPC Cayman merged its interest in IPC Israel, which in turn holds working interest in the Israeli project, into an Israeli public company in exchange for approximately 90% equity of the said public company. This is also further elaborated later in this report.

During the three months ended December 31, 2010, key events included:

1.	5% of our indirect working interest in the Israeli project was sold to the operator Geoglobal Resources (India) Inc. for US$171,900 as per an agreement.

2.
In October 2010, IPC Cayman signed an agreement with an Israeli Shell public company, Shaldieli Ltd. (“Shaldieli”) to sell our indirect working interest in the Israeli property for 90% equity in Shaldieli without our prior knowledge or approval as required. The transaction has not yet been approved by the shareholders of Shaldieli and Israeli Securities and Exchange Commission.  Further, we have also taken legal action against the transaction.

3.
We were also in disputes with the management of our subsidiary, IPC Cayman. They filed a counter claim against us and we filed responses and made counter claims for damages. These legal actions in the Israeli courts have not yet been heard.

Income

We had no revenue during the three months ended December 31, 2011 and 2010.

Expenses

The overall analysis of the expenses is as follows:

	Three months ended December 31,
	2011	2010

Operating expenses	$ 68,871	$ 152,137
Consulting fee & payroll	39,421	367,804
Exchange (gains)	(2,072)	(4,889)
Loss on disposal of short term investments	57,187	94,378
Write down of short term investments	27,000	-
Professional fees	226,787	576,671
	$ 417,194	$ 1,186,101

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Operating Expenses
	Three months ended December 31,
	2011	2010
Travel, meals and promotion	$ 7,500	$ 89,484
Shareholders information	37,483	40,106
other	23,888	22,547
	$ 68,871	$ 152,137

Travel, meals and promotions

As explained earlier, our primary focus during the three months ended December 31, 2011 was on handing various litigation matters and negotiating a settlement agreement, which did not involve significant travels. This explains significant reduction in expenses compared to the same period in the previous fiscal period.

Expenses for the three months ended December 31, 2010, the Company’s management, lawyers and consultants had to undertake extensive travel to Israel, USA and Cayman Island to discuss the matters concerning the Israeli project and also to retain lawyers to discuss and organize various legal actions against Shaldieli and the management of IPC Cayman in connection with various disputes relating to the Israeli project as explained elsewhere in this report. IPC Cayman charged approximately $ 42,000 for travel, meals and promotion during the period, which included travels to Israel and stay there for several weeks by the manager and other consultants of IPC Cayman.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Fees were consistent for the 2011 and 2010 periods.

Other operating costs
These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs. There were no major changes.

Consulting fees and payroll
Three months ended December 31,	2011	2010

Fees settled in common shares	-	$ 20,717
Cancellation of options	(83,198)
Fees settled in cash	107,147	337,731
Payroll	15,472	9,356

	$ 39,421	$ 367,804

7

There were no issuance of shares or options to any consultants during the quarter ended December 31, 2011. However, 390,000 options issued previously to three IPC Cayman consultants were canceled during the quarter as a result of a settlement agreement, as explained later. The value of $83,198 based on black-Scholes model, assigned to these options on their issuance was therefore reversed. Cash fee paid during the quarter primarily fees paid to CEO, two members of the audit committee and other two consultants and were consistent with prior period. Payroll includes value of $3,120 representing 50,000 shares granted under a consultant compensation plan to an employee during the quarter.

Major reduction in consulting fee during the quarter was mainly due to non-consolidation of IPC Cayman. The previous year’s quarter included fees of approximately $266,000 to the IPC Cayman consultants.

The following were the key details forming part of consulting fee and payroll costs during the three months ended December 31, 2010:

a.
No new consultants were hired or paid for in shares or options during the period. However, value of shares previously allotted and deferred was expensed to the extent it related to the services provided during the period.

b.
Fees settled in cash consisted of a fee of $60,000 paid to Mr. Cooper as manager of IPC Cayman , $ 45,000 to Mr. Kam Shah, the chief executive and financial officer $ 30,000 to  Mr. Terence Robinson, a key consultant, $ 2,500 to the two independent directors for their services as members of the audit committee, for the quarter. The balances of the fees were paid to consultants hired by the Company and by IPC Cayman.

Exchange (gain) loss

Exchange differences related to translation losses arising from converting foreign currency balances, mainly in US dollar into Canadian dollar, which is the functional and presentation currency, on consolidation.

The company had payables in US dollar which, due to the weakening of the Canadian dollar against US dollar resulted in an exchange loss on conversion of approximately $2,000 at December 31, 2011.

As at December 31, 2010, the Company had excess of liabilities in US dollar of approximately $1.6 million over its monetary assets in US dollar. US dollar declined in value against Canadian dollar from CDN $1.0331 in September 2010 to CDN $0.9946 at December 31, 2010, which resulted in a small exchange gain on December 31, 2010 translation.

Write off of Short term Investments

As at December 31, 2011, the Company’s short term investment portfolio included one marketable security whose market price showed continued declining trend which the management believed would unlikely to improve in the near future. The carrying cost of this security was therefore further written down by $27,000 which amount was considered to have impaired.

Loss on disposal of short term investments

The disposal of short term investments, during the three months ended December 31, 2011, was mainly caused by the need for additional cash to meet increasing litigation costs. Approximately $97,000 was raised through disposal of securities with net carrying cost of approximately $155,000.

8

During the three months ended December 31, 2010, the Company sold some of the shares in one of its holdings at a loss to meet its cash flow requirement.

Professional fees

Professional fees for the three months ended December 31, 2011 consisted of audit and accounting fees of approximately $15,000 and legal fees of approximately $ 212,000.

Legal fees primarily consisted of fees incurred by the Company for its legal actions against Shaldieli and IPC Cayman management as discussed elsewhere in this report.

Professional fees for the three months ended December 31, 2010 consisted of audit and accounting fees of approximately $162,000 and legal fees of approximately $ 415,000.

Audit and accounting includes accrual for the audit fee apportioned for the quarter and charges from the auditors regarding registration statement and its various amendments filed of $24,000 and accounting fee of approximately $138,000 charged by IPC Cayman.

Legal fees included fees incurred by the Company for its legal actions against Shaldieli and IPC Cayman management of approximately $252,000 and fees regarding its registration filings and other routine legal work of approximately $ 60,000 and legal fees of approximately $ 103,000 incurred by IPC Cayman.

Liquidity and Capital Resources

Working Capital

As at December 31, 2011, the Company had a working capital of approximately $5 million compared to a working capital of approximately $1.7 million as at March 31, 2011. However, working capital at December 31, 2011 included exploration and evaluation expenditure of $5.5 million which was reclassified from long term asset due to settlement agreement.

Cash on hand and marketable securities as at December 31, 2011 were approximately $391,000 compared to $2.2 million as at March 31, 2011. Cash was primarily used on the operating and legal expenses which increased significantly due to various legal actions.

Bontan’s cash requirement for the next twelve months will largely depend on whether the terms of the settlement agreement signed in December 2011 will be met fully and on time. If so, then we will have substantial cash – approximately $ 10 million – on hand and we will then be focusing on investing these funds in new projects. However, if the closing does not occur as contemplated or there is a breach of agreement by IPC parties, then we will have to resume our legal actions to protect our interest –If litigations continue; we estimate our cash requirement for working capital to be around $ 1 million. While our key shareholders have indicated that they would be willing to provide further financing if needed, no firm commitments have yet been received and a going concern note included as Note 2 (c) to the unaudited condensed consolidated financials for the third quarter ended December 31, 2011 further elaborates this matter.

Operating cash flow

During the nine months ended December 31, 2011, operating activities required net cash outflow of approximately $ 1.1 million, which was met from the available cash, non-refundable deposit of $ 259,700 received as a result of settlement and proceeds from the sale of short term marketable securities.

9

During the nine months ended December 31, 2010, operating activities required net cash out flow of approximately $ 2.7 million, which was met from the available cash and proceeds from the disposal of short term investments.

Investing cash flows

During the nine months ended December 31, 2011, the company received net proceeds totalling $0.9 million from the sale of its short term investments, which were used for operational purposes – primarily to pay the legal costs relating to pending litigations. Further, it also received a non-refundable deposit of $259,700 as a result of a settlement agreement with IPC Parties in connection with its indirect interest in Israeli properties.

During the nine months ended December 31, 2010, the company spent approximately $493,000 in the acquisition of oil and gas properties, $2,000 to purchase office equipment and furniture, and received approximately $323,000 from disposal of its short term investment, thus generating a net cash outflow of approximately $172,000.

Exploration and evaluation expenditure

The following were the two key events that affected the exploration and evaluation expenditure during the quarter ended December 31, 2011:

a.
On November 8, 2011, a reverse takeover transaction was completed between IPC Cayman and IPC Oil & Gas Holdings Ltd (“Shaldieli”) under which IPC Cayman rolled its 50% equity in IPC Oil & Gas (Israel) Limited Partnership (“IPC Israel”) into Shaldieli in exchange for approximately 144.8 million common shares of Shaldieli representing 90% of Shaldieli’s share capital. Bontan’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

The Company currently holds an indirect 4.70% working interest in the Israeli property.

The relevant tree structure of the holdings in the various companies, after the Shaldieli Transaction, is as follows:

10

Bontan’s working interest is 76.79% of 90% of 50% of 13.609% = 4.70%

b.
On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr. Howard Cooper (“IPC Parties”). The Company agrees to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project  In addition, all 5 million warrants issued to ITC and 600,000 options issued to IPC Cayman consultants have been surrendered and cancelled without any compensation. The price of US$15 million will consist of cash of US$10 million. The balance is covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25%and a guarantee from IPC Cayman. One promissory note for US$2 million is payable on or before November 9, 2012 and another for US$3 million is payable on or before November 9, 2013. The Company has received a non-refundable deposit of US$250,000. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company may receive up to a further US$500,000 in non-refundable deposits. The Company may also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

Closing is conditioned on receipt or waiver of Regulatory Approval.  If closing is not consummated, the situation will revert to the status quo that existed prior to signing except that the Company will be able to retain certain deposited cash, cancelled warrants and options and the ORI.

As a result of the above transaction, the Company reclassified its exploration and evaluation expenditure as current asset on the balance sheet.

We have not assigned any value to ORI at this stage since the underlying reserves have not yet been proven.

11

Pending Disputes

Note 20 of the fiscal 2011 audited financial statements and Note 13 of unaudited condensed consolidated financial statements for the three months ended June 30, 2011, provide details of various lawsuits being filed against Shaldieli, its key shareholders, Mr. Howard Cooper and his company, International Three Crown Petroleum LLC.

The following provide further updates to the pending lawsuits since July 1, 2011

Actions taken in Israel

No new development except for a second pre-trial on November 21, 2011 which was more procedural dealing with disclosures and interrogations.

Actions taken in Cayman Islands

As previously reported, on April 28, 2011, we filed a summons against Israel Petroleum Company Limited (“IPC Cayman”) and International Three Crown Petroleum LLC (“ITC”) seeking an order pursuant to section 46 of the Companies Law (2010 Revision) that the register of IPC Cayman be rectified to give effect to a share transfer request made on March 8, 2011 together with such other ancillary relief as may be necessary for the purpose of giving effect to the rectification.

The judge in the Grand Court of the Cayman Islands financial services division dismissed our claim on October 24, 2011.  However, we have received a letter from ITC’s Cayman lawyers stating that ITC and IPC will convene a meeting of IPC’s members of record, provided that such request is made pursuant to the terms of the Stockholders Agreement.

All actions are on hold

As explained above, the Company entered into a Settlement Agreement on December 16, 2011 with IPC Cayman, ITC and Mr. Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. If the closing does not happen as contemplated, the Company intends to resume its legal actions to preserve its interest in the Israeli property.

Short term investments

The company’s short term investment at December 31, 2011 consisted of Canadian junior resource public companies whose carrying costs, after writing off impairment of $27,000, was approximately $0.4 million and their market value on that date was approximately $0.2 million. The difference being unrealized loss was included in the accumulated other comprehensive loss.

The Company had short term investments at a carrying cost of approximately $ 3.1 million as at December 31, 2010 – all of which were held in five Canadian public companies. These investments were stated at their fair value of approximately $ 2.7 million  as at December 31, 2010 and the difference representing unrealised loss of approximately $400,000 was transferred to accumulated other comprehensive loss and included under shareholders equity.

Financing cash flows

There were no cash flows from financing activities generated for the three and nine months ended December 31, 2011.

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Major financing activity during the three months ended December 31, 2010 consisted of exercise of 350,000 warrants by two shareholders for a total cash price of $35, 600.

Key Contractual obligations

While we do have contractual commitment to cover our share of exploration and development costs relating to the Israeli project, we believe we are not expected to require any further funding due to the following reasons:

a.
As explained under investing cash flow section of this report, we signed a settlement agreement to transfer all our interest to the minority shareholder of IPC Cayman for cash and ORI. If this transaction is completed as agreed, we will have no further interest and commitment in the Project.

b.
However, if the settlement does not happen and we are reverted to litigations, our interest is still held through an Israeli public company  due to a reverse take over as further explained under investing cash flow section. As a result, further funding for the Project is expected to be raised through this public company.

c.
In addition to the above, we have a commitment to contribute up to $ 28 million towards the exploration costs from Ofer brothers who acquired 50% interest in IPC from IPC Cayman where we hold 76.79% equity.

Off balance sheet arrangements

At December 31, 2011 and 2010, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

As explained in note 2(d) to the unaudited condensed consolidated financial statements for the third quarter ended December 31, 2011, the Company de-consolidated IPC Cayman financials effective May 18, 2010 due to loss of control and power to govern the financial and operating policies. The company owns 76.79% equity interest in IPC Cayman. The Company maintains that it has no further financial obligations towards IPC Cayman.

Transactions with related parties

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed in Note 12 to the unaudited condensed consolidated financial statements for the third quarter ended December 31, 2011.

 Given below is background information on some of the key related parties and transactions with them:

1.	Current Capital Corp. (CCC). CCC is a related party in following ways –
a.	Director/President of CCC, Mr John Robinson is a consultant with Bontan
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	Chief Executive and Financial Officer of Bontan is providing services to CCC.
d.	CCC and John Robinson hold significant shares, options and warrants in Bontan.

CCC also charged a finder’s fee at the rate of 10% of the gross money raised for the Company through issuance of shares and warrants under private placements. In addition,

2.
Mr Kam Shah is a director of the Company and also provides services as chief executive and financial officer under a five-year contract. The compensation is decided by the board on an annual basis and is usually given in the form of shares and options.

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3.
Mr. Terence Robinson was Chairman of the Board and Chief Executive Officer of the Company since October 1, 1991. He resigned from the Board on May 17, 2004 but continues with the Company as a key consultant. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company.

Financial and derivative Instruments

	December 31, 2011		March 31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	154,673	154,673	348,464	348,464
Other receivable	203,444	203,444	114,069	114,069
Short term investments	432,874	236,725	2,118,724	1,359,431
Financial liabilities
Accounts payable and accrued liabilities	1,035,510	1,035,510	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash and cash equivalents – Cash and cash equivalents are held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.	Trade and other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c.
Short term Investments – The Company has exposure for this balance at December 31, 2011 of approximately $0.4 million (March 31, 2011 - $1.9 million). These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

ii) Liquidity risk

The Company agreed to transfer its current indirect interest in oil and gas property for cash and other consideration as explained in investing cash flow section of this report. Even if this transaction is not completed on closing date, the Company’s interest is currently held through majority equity in an Israeli public company. The relevant funds required for exploration and development are expected to be raised through this public company and as a result, the Company is unlikely to be required to provide funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties.

14

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company. If adequate financing is not available to continue its legal actions should the closing of the transaction to divest its interest does not occur as agreed, the Company may be required to relinquish rights to certain of its interests.

iii) Market price risk

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at December 31, 2011 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 67% (March 31, 2011: 40%) of the total short term investment in marketable securities as at December 31, 2011.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

iv) Concentration risk

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is a well-known Canadian brokerage firm with a good market reputation and has all its assets backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses, is located in Israel.

v) Currency risk

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	December 31, 2011	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0170	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at December 31, 2011 were as follows:  (all figures in 000’ CDN$ equivalent)

15

Cash, receivable & short term investments	$ 117
Accounts payable and accrual	(486)
Net liabilities	$ (369)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $18,450 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 18,450.

International Financial Reporting Standards

Effective April 1, 2011 and as further described in Bontan’s interim unaudited condensed consolidated financial statements and notes for the first quarter ended June 30, 2011, Bontan began reporting its financial results in accordance with international Financial Reporting Standards. Refer to Bontan’s first quarter 2012 Management Discussion & Analysis dated September 26, 2011 for additional information.

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

Future Accounting Pronouncements

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 – “Financial Instruments” addresses the classification and measurement of financial assets.
IFRS 10 – “Consolidated Financial Statements” builds on existing principles and standards and identifies the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.
IFRS 11 – “Joint Arrangements” establishes the principles for financial reporting by entities when they have an interest in arrangements that are jointly controlled.
IFRS 12 – “Disclosure of Interest in Other Entities” provides the disclosure requirements for interests held in other entities including joint arrangements, associates, special purpose entities and other off balance sheet entities.
IFRS 13 – “Fair Value Measurement” defines fair value, requires disclosure about fair value measurements and provides a framework for measuring fair value when it is required or permitted within the IFRS standards.
IAS 27 – “Separate Financial Statements” revised the existing standard which addresses the presentation of parent company financial statements that are not consolidated financial statements.
IAS 28 – “Investments in Associate and Joint Ventures” revised the existing standard and prescribes the accounting for investments and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

16

The Company has not completed its evaluation of the effect of adopting these standards on its financial statements.

Internal Controls over Financial Reporting

Our Chief Executive Officer who also serves as Chief Financial Officer (“CEO”) is primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit committee which comprises two independent directors. CEO is assisted by one employee. We therefore do not have an effective internal controls and procedures due to lack of segregation of duties. However, given the size and nature of our current operations and involvement of independent directors in the process significantly reduce the risk factors associated with the lack of segregation of duties.

The CEO has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the CEO facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

Public securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators at www.sedar.com and with the United States Securities and Exchange Commission  and can be viewed  at  www.edgar.com.

17

Bontan Corporation Inc.

Consolidated Financial Statements

For the Third Quarter Ended December 31, 2011 and 2010

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated February 23, 2012)

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the third quarter ended December 31, 2011 have been prepared by management in accordance with International Financial Reporting Standards, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

February 23, 2012

Bontan Corporation Inc.
Consolidated Balance Sheets (Unaudited)
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

As at,	Note	December 31, 2011	March 31, 2011	April 1, 2010
Assets
Current
Cash		$154,673	$348,464	$2,350,526
Short term investments	4,12(vii)	236,725	1,900,400	1,359,431
Prepaid consulting services		-	7,171	50,792
Other receivables		203,444	114,069	129,869
Exploration and evaluation expenditure	5	5,481,750	-	-
		$6,076,592	$2,370,104	$3,890,618
Office equipment and furniture		$7,276	$8,956	$8,802
Exploration and evaluation expenditures	5	$ -	$6,972,740	$6,520,367
		$6,083,868	$9,351,800	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	12(vi)	$1,035,510	$663,577	$2,453,910
Short term loans		-	-	1,065,578
Total current liabilities		$1,035,510	$663,577	$3,519,488
Shareholders' Equity
Capital stock	6	$36,081,260	$36,078,140	$35,298,257
Warrants	8	7,446,261	8,677,551	7,343,886
Contributed surplus		4,671,879	4,755,077	4,573,748
Accumulated other comprehensive loss		(196,149)	168,347	(2,696,213)
Deficit		(42,954,893)	(40,990,892)	(37,262,565)
		(43,151,042)	(40,822,545)	(39,958,778)
Total shareholders' equity		$5,048,358	$8,688,223	$7,257,113
Non-controlling interests		$ -	$ -	$(356,814)
Total equity		$5,048,358	$8,688,223	$6,900,299
		$6,083,868	$9,351,800	$10,419,787
Going concern (note 2(c))
Commitments and Contingent Liabilities (Note 11)
Related Party Transactions (Note 12)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                     (signed)                                       (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations and Comprehensive loss
For the three and nine months ended December 31
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

		Three months ended December 31		Nine months ended December 31
	Note	2011	2010	2011	2010
Income

		-	-	-	-
Expenses
Professional fees		226,787	576,671	841,260	1,041,864
Consulting fees	10,11(b), (c),(d) &,12(v)	23,949	358,448	243,206	1,032,602
Shareholders information	11(a),12(i)	37,483	40,106	100,936	118,738
Travel, meals and promotions	12(iv)	7,500	89,484	21,584	201,180
Office and general		11,988	453	33,375	68,430
Payroll		15,472	9,356	35,629	30,492
Rent		6,392	11,366	19,094	24,037
Communication		2,032	7,049	7,673	14,887
Transfer agents fees		2,409	2,919	4,902	9,590
Bank charges and interest		507	152	1,186	4,964
Amortization		560	608	1,680	1,825
Write down of short term investments		27,000	-	552,000	-
Loss (gain) on disposal of short term investments		57,187	94,378	84,176	630,668
Exchange (gain)loss		(2,072)	(4,889)	17,300	(42,263)
		417,194	1,186,101	1,964,001	3,137,014
		(417,194)	(1,186,101)	(1,964,001)	(3,137,014)
Non-controlling interest		-	121,220	-	257,202
Net loss for the period		(417,194)	(1,064,881)	(1,964,001)	(2,879,812)
Other comprehensive income(loss)
Unrealized (loss) gain for the period on short term investments, net of tax considered available for sale		(57,225)	1,221,649	(364,496)	2,308,998
Other comprehensive income (loss)		(474,419)	156,768	(2,328,497)	(570,814)
Comprehensive income( loss) for the period		(891,613)	(908,113)	(4,292,498)	(3,450,626)
Basic and diluted loss per share information
Net Loss per share	9	$(0.01)	$(0.01)	$(0.02)	$(0.04)

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the nine months ended December 31
(Unaudited – see Notice to Reader dated February 23, 2012)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated other comprehensive loss	Accumulated Deficit	Non-Controlling Interest	Total Equity
Balance April 1, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(2,696,213)	$(37,262,565)	$(356,814)	$6,900,299
subscription received in fiscal 2010 reversed on issuance of shares		(303,480)						(303,480)
Issued under private placement	12,700,000	2,564,925						2,564,925
Finder fee		(256,493)						(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145					-
Value of warrants issued as finders’ fee		(123,214)	123,214					-
Issued under 2009 Consultant stock compensation plan	135,000	40,105						40,105
Value of options issued				185,903				185,903
Issued on exercise of warrants	600,000	60,503						60,503
Value of warrants exercised		21,694	(21,694)					-
Unrealised gain on short term investments ,net of tax, considered available for sale					2,308,998			2,308,998
Non-controlling interest							(257,202)	(257,202)
Net loss for period						(2,879,812)		(2,879,812)
Balance, December 31, 2010	78,664,076	$36,070,152	$8,677,551	$4,759,651	$(387,215)	$(40,142,377)	$(614,016)	$8,363,746
Balance April 1, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$ -	$8,688,223
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120						3,120
cancellation of previously issued warrants			(1,231,290)					(1,231,290)
Cancellation of previously issued options				$(83,198)				(83,198)
Unrealised loss on short term investments ,net of tax, considered available for sale					(364,496)			(364,496)
Net loss for period						(1,964,001)		(1,964,001)
Balance, December 31, 2011	78,714,076	$36,081,260	$7,446,261	$4,671,879	$(196,149)	$(42,954,893)	$ -	$5,048,358

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated February 23, 2012)

December 31,	Note	2011	2010
Cash flows from operating activities
Net loss for period		$(1,964,001)	$(2,879,812)
non-controlling interests		-	(257,202)
Amortization of office equipment and furniture		1,680	1,825
Write down of short term investments		552,000	-
Loss on disposal of short term investments		84,176	630,668
to an employee in common shares		3,120	-
Consulting fees settled for common shares	10	(76,027)	248,112
Net change in working capital components
Other receivables		(89,375)	(87,068)
Accounts payable and accrued liabilities		371,933	(385,837)
		$(1,116,494)	$(2,729,314)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)
Exploration and evaluation expenditure		259,700	(493,024)
Net proceeds from sale of short term investments		663,003	323,377
		$922,703	$(172,234)
Cash flow from financing activities
Short term loan		-	(1,239,531)
Common shares issued net of issuance costs		-	2,065,455
		$-	$825,924
Decrease in cash during period		(193,791)	(2,075,624)
Cash at beginning of period		348,464	2,350,526
Cash at end of period		$154,673	$274,902
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	10	(10,291)	(227,395)
options and expensed during the period
Consulting fees prepaid in shares		-	(49,405)
cancellation of options issued previously and expensed as fees	7(a)	83,198	-
		$72,907	$(276,800)
Non-cash investing activities
Value of warrants previously issued towards acquisitions now cancelled		1,231,290
Value of warrants issued towards acquisitions			(173,953)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company holds an indirect 4.70% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel, through its holding of 76.79% equity interest in IPC Cayman. The Company agreed in December 2011 to dispose of this interest as explained in Note 5.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These consolidated interim financial statements are unaudited and have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee  (“IFRIC”) in which the Company expects to adopt for its annual 2012 consolidated financial statements. Subject to certain transition elections disclosed in Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011 also disclosed the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements as at April 1, 2010, and for the year ended March 31, 2011. Note 2 discloses the impact of the transition to IFRS on the Corporation’s equity for the quarter ended December 31, 2010, and statement of comprehensive income for the three and nine months ended December 31, 2010.

These financial statements are based on the accounting policies consistent with those disclosed in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The policies applied in these financial statements are based on IFRS effective November 24, 2011, the date the Board of Directors of the Corporation approved the statements. Any subsequent changes to IFRS,  that are given effect in the Company’s annual consolidated financial statements for the year ending March 31, 2012 could result in revisions to these financial statements, including the transition adjustments recognized on change-over to IFRS.

The condensed interim consolidated financial statements should be read in conjunction with the Company’s previous Canadian GAAP annual consolidated financial statements for the year ended March 31, 2011 and interim condensed consolidated financial statements for the three months ended June 30, 2011.

The Company has no requirement to report on segments as it operates as only one segment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(b)      Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value, as explained in the significant accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The comparative figures presented in these interim consolidated financial statements are in accordance with IFRS and have not been audited.

 (c)    Going concern

Management has prepared these consolidated interim financial statements on an assumption of a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances.

The Company has a working capital deficit, after ignoring the reclassification of exploration and evaluation expenditures, of approximately $ 0.4 million and accumulated deficit of approximately $ 43.2 million. The Company signed a settlement agreement in December 2011 to dispose of its interest in the current project for cash and an overriding royalty as explained in Note 5. If the closing as contemplated in the settlement agreement does not happen within the next few months, the Company will have to continue its extensive litigation with the minority shareholder and manager of its subsidiary, IPC Cayman, to protect its interest in the project. Litigations are currently discontinued but may resume on default on closing of the settlement agreement and may involve further substantial legal costs, which cannot be reasonably estimated at this stage.

The Company will have to secure new cash resources to meet these obligations, if they occur. Management is currently monitoring the compliance with the settlement agreement to secure the funds promised under the said agreement. It will however evaluate and pursue funding alternatives, including additional farm-out agreements and new equity issuances, if the settlement agreement does not close as contemplated. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets and pending litigations could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon the closing of the settlement agreement or its ability to access sufficient capital to defend its interest, complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern, in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(d)      Consolidation

The consolidated interim financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

Israel Oil & Gas Corporation owns 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), a Cayman Island limited company incorporated on November 12, 2009. Effective May 18, 2010, the Company deconsolidated IPC Cayman financials due to loss of control and power to govern the financial and operating policies.

All inter-company balances and transactions have been eliminated on consolidation.

      (e)      Functional and presentation currency

The consolidated interim financial statements are presented in Canadian dollar which is also the functional currency of the Company and its subsidiaries.

(f)                 Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011 are expected to be adopted for the year ending March 31, 2012 and have been applied consistently to all periods presented in these condensed interim financial statements, and in preparing the opening IFRS balance sheet at April 1, 2010 for the purpose of transition to IFRS, unless otherwise indicated.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 9 Financial Instruments: Classification and Measurement
In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39. In October 2010, the Board also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as carryover of requirements from IAS 39. The Company does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2013. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 10 - Consolidation
IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements. IFRS 10 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Corporation has not determined the impact of the new standard on the consolidated financial statements.

IFRS 11 - Joint Arrangements
IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation, the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers. These amendments are effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 12 - Disclosure of Interests in Other Entities
IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, and special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity‘s interests in other entities. This standard is effective for annual periods beginning on or after January 1, 2013. Entities will be permitted to apply any of the disclosure requirements in IFRS 12 before the effective date. The Company has not determined the impact of the new standard on the consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 13 - Fair Value Measurement
IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

Amendments to Other Standards
In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statement (IAS 27), and IAS 28, Investments in Associates and Joint Ventures (IAS 28). IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	Fair market value
December 31, 2011	$432,874	$236,725
March 31, 2011	$2,118,724	$1,900,400
April 1, 2010	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at December 31, 2011. A net unrealized loss of $57,225 for the quarter ended on that date was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at December 31, 2011, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $79,326 (as at March 31, 2011: $75,800, April 1, 2010: $119,217) and the market value of the underlying securities was $1,058 (as at March 31, 2011:$14,655, April 1, 2010: $19,506). These warrants and the underlying unrealized gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between March 26, 2012 and April 26, 2012.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

5.      EXPLORATION AND EVALUATION EXPENDITURES

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity, due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25 of the fiscal 2011 annual financial statements.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”).

IPC Cayman held a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project. However, on November 8, 2011, IPC Cayman merged its interest in IPC Israel, in a reverse take-over transaction, into an Israeli public company, IPC Oil and Gas Holdings Ltd (“Shaldieli”) in exchange for approximately 144.8 million shares of Shaldieli, representing approximately 90% of the share capital of Shaldieli.

The Company’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Thus, the Company’s indirect working interest in the Israeli project works out to 4.70% (March 31, 2011: 5.23%.), this is subject to change as Shaldieli dilutes its share capital by issuing new shares to raise funds required for exploration.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or through IPC Cayman, have been capitalized as exploration and evaluation expenditures.

On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr Howard Cooper (“IPC Parties”). The Company agrees to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project  In addition, all 5 million warrants issued to ITC and 600,000 options issued to IPC Cayman consultants have been surrendered and cancelled without any compensation. The price of US$15 million will consist of cash of US$10 million. The balance is covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25% and a guarantee from IPC Cayman. One promissory note for US$2 million is payable on or before November 9, 2012 and another for US$3 million is payable on or before November 9, 2013. The Company has received a non-refundable deposit of US$250,000. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company may receive up to a further US$500,000 in non-refundable deposits. The Company may also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

Closing is conditioned on receipt or waiver of Regulatory Approval.  If closing is not consummated, the situation will revert to the status quo that existed prior to signing except that the Company will be able to retain certain deposited cash, cancelled warrants and options and the ORI.

As a result of the above transaction, the Company reclassified its exploration and evaluation expenditure as current asset on the balance sheet.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

5.      EXPLORATION AND EVALUATION EXPENDITURES - continued

The following were the movements during the three and nine months ended December 31, 2011.

Balance as at April 1, 2010	$6,520,367
incurred during the year	452,373
Balance as at March 31, 2011 & at September 30, 2011	$6,972,740
Reversal of previously capitalised value of warrants per terms of the settlement agreement (Note 8 (a))	(1,231,290)
Non-refundable deposit received under the settlement agreement	(259,700)

Balance as at December 31, 2011	5,481,750

The Company has not assigned any value to its 0.25% ORI since the underlying reserves have not yet been proven.

The management carried out an impairment tests, involving (a) value to be received under the signed Settlement agreement (b) current and expected market value of  111.2 million Shaldieli shares that the company owns due to its 76.79% holding of IPC Cayman and (c) an independent geologist’s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated by the operator on June 15, 2011, a review of the definite work plan, prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (d)  an assessment of the likely outcome of the current disputes, if they have to be resumed should the closing of the settlement not happen as contemplated, with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

6.      CAPITAL STOCK

(a)      Authorized:  Unlimited number of common shares

(b)	Issued

	Common
	Shares	Amount
Balance at April 1, 2010	65,229,076	$35,298,257
Issued under 2009 Consultant Stock Compensation Plan	135,000	48,093
Issued under private placements	12,700,000	2,564,925
Finder's fee	-	(256,493)
Value assigned to warrants issued under private placements	-	(1,232,145)
Value assigned to warrants issued as finders’ fee under private placements	-	(123,214)
Issued on exercise of warrants	600,000	60,503
Value of warrants exercised transferred from warrants	-	21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares	-	(303,480)
Balance at March 31, 2011	78,664,076	$36,078,140
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120
Balance at December 31, 2011	78,714,076	$36,081,260

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

6.      CAPITAL STOCK - continued

(c)	As at December 31, 2011, the Company had the following active Consultant Stock Compensation Plans:

	date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Cancelled	Balance at December 31, 2011
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	(50,000)	-	2,106,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	-	6,000,000
*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

7.      STOCK OPTION PLANS

(a)      The following is a summary of all Stock Option Plans as at December 31, 2011:

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Cancelled	Exercised	Outstanding
1999 Stock option Plan	Apl.30, 2003	3,000,000	3,000,000	(70,000)		(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)		(400,000)	1,945,000
The Robinson Plan	Dec. 5, 2005	1,100,000	1,100,000	-		-	1,100,000
2005 Stock Option Plan	Dec. 5, 2005	1,000,000	1,000,000	-	(390,000)	-	610,000
		7,600,000	7,600,000	(225,000)	(390,000)	(1,600,000)	5,385,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

390,000 options issued to consultants of IPC Cayman were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 5).  These options were valued at $83,198 on the date of their issuance. This value was reversed from the consulting fee and contributed surplus on cancellation.

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.17 as at December 31, 2011 (March 31, 2011: US$0.18 and April 1, 2010: $0.15)

(c)  Details of weighted average remaining life of the options granted and outstanding are as   follows:

December 31, 2011
Number of options outstanding and exercisable	5,385,000
Exercise price in US$	0.17
Weighted average remaining contractual life (years)	2.86

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

7.      STOCK OPTION PLANS (c) - continued

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

8.	WARRANTS

(a)	There were following movements during the nine months ended December 31, 2011:

	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, April 1, 2010	59,701,420	0.28	7,343,886
Issued under 2009-10 Private Placement	12,700,000	0.35	1,232,145
Issued as finders’ fee under 2009-10 private placement	1,270,000	0.35	123,214
Exercised	(600,000)	(0.10)	(21,694)
Issued and outstanding, March 31, 2011	73,071,420	$0.26	$8,677,551
Cancelled *	(5,000,000)	$(0.35)	$(1,231,290)
Issued and outstanding, December 31, 2011	68,071,420	$0.29	$7,446,261

•
5 million warrants issued to International Three Crown Petroleum Ltd., were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 5) these warrants were valued at $1,231,290 on the date of their issuance. This value was reversed from the exploration and evaluation expenditure on cancellation.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	December 31, 2011
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	2.25
0.25	12,846,420	2.25
0.35	44,825,000	3.15
0.29	68,071,420	2.84

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,680,743 and 78,669,632  shares respectively for the three months and nine months ended December 31, 2011 (78,630,743 and 78,405,187 shares respectively for three and nine months ended December 31, 2010).

The Company had approximately 68 million (December 31, 2010:73 million) warrants and 5.4 million options (December 31, 2010: 5.8 million), which were not exercised as at December 31, 2011. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

10.	CONSULTING FEE

	Three months ended December 31		Nine months ended December 31
	2011	2010	2011	2010
Fees settled in stocks and options	-	20,717	7,171	248,112
Cancellation of options issued in settlement of fees ( Note 7(a) )	(83,198)		(83,198)	-
Fees settled for cash	107,147	337,731	319,233	784,490
	$23,949	$358,448	$243,206	$1,032,602

11.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

11.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. While the Company signed a Settlement agreement and as a result all legal actions are currently on hold until successful closing of all terms under the Settlement agreement. However, if such a closing does not take place, the Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

12.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for nine months ended December 31, 2011 and balances are at December 31, 2011. Comparative amounts are for the nine months ended December 31, 2010 and balances as at December 31, 2010.

(i)
Included in shareholders information expense is $88,609 (2010 – $92,559) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2010: $8,081). $ nil of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2010: $ 34,500)
(iii)
A finder’s fee of $ nil (2010: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2010:$189,255 and 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $20,109 (2010: $14,507) were reimbursed to directors of the corporation and $18,682 (2010 - $76,822) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2010: $128,927) were charged by the sole director of IPC Cayman. $ nil (2010: $45,392) of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $nil for book keeping services (2010: $ 44,501).

(v)
Consulting fees include cash fee paid to directors for services of $142,500 (2010: $ 142,500), $90,000 (2010: $ 90,000) paid to a key consultant and a former chief executive officer of the Company, $76,500 paid to a consultant who controls CCC (2010:  $76,500) and $ nil (2010: $184,770) was paid to the sole director of IPC Cayman.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

12.           RELATED PARTY TRANSACTIONS- continued

(vi)
Accounts payable includes $83,073 (2010: $17,075) due to CCC, $73,006 (2010: $1,250) due to directors, $164,994 (2010: $29,394 due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $134,470 (2010; $ nil).

 (vii)  Included in short term investments is an investment of $nil carrying cost and $nil fair value (2010: $1,652,297 carrying cost and $1,130,283 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

13.	PENDING DISPUTES

Note 20 of the fiscal 2011 audited financial statements and Note 13 of unaudited condensed consolidated financial statements for the three months ended June 30, 2011, provide details of various lawsuits being filed against Shaldieli, its key shareholders, Mr. Howard Cooper and his company, International Three Crown Petroleum LLC.

The following provide further updates to the pending lawsuits since July 1, 2011

Actions taken in Israel

No new development except for a second pre-trial on November 21, 2011 which was more procedural dealing with disclosures and interrogations.

Actions taken in Cayman Islands

As previously reported, on April 28, 2011, we filed a summons against Israel Petroleum Company Limited (“IPC Cayman”) and International Three Crown Petroleum LLC (“ITC”) seeking an order pursuant to section 46 of the Companies Law (2010 Revision) that the register of IPC Cayman be rectified to give effect to a share transfer request made on March 8, 2011 together with such other ancillary relief as may be necessary for the purpose of giving effect to the rectification.

The judge in the Grand Court of the Cayman Islands financial services division dismissed our claim on October 24, 2011.  However, we have received a letter from ITC’s Cayman lawyers stating that ITC and IPC will convene a meeting of IPC’s members of record, provided that such request is made pursuant to the terms of the Stockholders Agreement.

All actions are on hold

As explained in Note 5, the Company entered into a Settlement agreement on December 16, 2011 with IPC Cayman, ITC and Mr Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing  date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. If the closing does not happen as contemplated, the Company intends to resume its legal actions to preserve its interest in the Israeli property.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

	December 31, 2011		March31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	154,673	154,673	348,464	348,464
Other receivable	203,444	203,444	114,069	114,069
Short term investments	432,874	236,725	2,118,724	1,359,431
Financial liabilities
Accounts payable and accrued liabilities	1,035,510	1,035,510	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash and cash equivalents – Cash and cash equivalents are held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.	Trade and other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c. Short term Investments – The Company has exposure for this balance at December 31, 2011 of approximately $0.4 million (March 31, 2011 - $1.9 million). These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - continued

ii) Liquidity risk

The Company agreed to transfer its current indirect interest in oil and gas property for cash and other consideration as explained in Note 5. Even if this transaction is not completed on closing date, the Company’s interest is currently held through majority equity in an Israeli public company. The relevant funds required for exploration and development are expected to be raised through this public company and as a result, the Company is unlikely to be required to provide funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company. If adequate financing is not available to continue its legal actions should the closing of the transaction to divest its interest does not occur as agreed, the Company may be required to relinquish rights to certain of its interests.

iii) Market price risk

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at December 31, 2011 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 67% (March 31, 2011: 40%) of the total short term investment in marketable securities as at December 31, 2011.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

iv) Concentration risk

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is a well-known Canadian brokerage firm with a good market reputation and has all its assets backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses, is located in Israel.

v) Currency risk

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

14.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - v) Currency risk - continued

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	December 31, 2011	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0170	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at December 31, 2011 were as follows:  (all figures in 000’ CDN$ equivalent)

Cash, receivable & short term investments	$ 117
Accounts payable and accrual	(486)
Net liabilities	$ (369)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $18,450 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 18,450.

15.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1 million as at December 31, 2011 and current assets, mostly in cash and short term investments, excluding the reclassified exploration and evaluation expenditure, of approximately $0.6 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at December 31, 2011, the shareholders’ equity was approximately $ 5 million (March 31, 2011: $ 8.7 million). Approximately 12% or $0.6 million was held in cash and short term investments (March 31, 2011: $2.3 million or 25%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

15.           CAPITAL DISCLOSURES - continued

The Company believes that the settlement agreement signed in December 2011, as explained in Note 5, will generate significant cash flow on closing, which will enable the Company to not only meet its existing obligations but to invest in new projects while continuing its interest in the current project in the form of an overriding royalty interest. However, if the closing as agreed does not happen, the Company will be forced to resume its legal actions. In that event, the Company does not believe its current capital resources will be sufficient to continue the litigation efforts. While the Company has received assurances from its existing shareholders that further funds would be available as needed, this cannot be reasonably predicated with assurance and as a result this financial statements include a going concern note reflecting the inadequacy of existing funds.

16	EXPLANATION OF TRANSITION TO IFRS

For all periods up to and including the year ended March 31, 2011, the Company previously prepared its consolidated financial statements in accordance with Canadian GAAP. These financial statements are prepared in accordance with IAS 34 “Interim Financial Reporting”.

Accordingly, the Company has prepared these financial statements which comply with IFRS applicable for periods beginning on or after April 1, 2011 and the significant accounting policies to meet those requirements were disclosed in Note 3 to the interim condensed consolidated financial statements for the first quarter ended June 30, 2011. In preparing these financial statements, the Company started from an opening consolidated statement of financial position as at April 1, 2010, the Company's IFRS transition date, and made those changes in accounting policies and other adjustments required by IFRS 1 “First-time adoption of international financial reporting standards” (“IFRS 1”) for the first time adoption of IFRS as disclosed in the interim condensed consolidated financial statements for the first quarter ended June 30, 2011.

Reconciliations

A reconciliation of how the transition from Canadian GAAP to IFRS has affected the Balance sheet of the Company as at December 31, 2010 is set out in the following tables and the notes that accompany the tables. The transition from previous GAAP to IFRS had no significant impact on Statement of operations and Comprehensive loss and Changes in Shareholders’ Equity and cash flows statement for the three and nine months ended December 31, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
December 31, 2011 and 2010
(Unaudited – see Notice to Reader dated February 23, 2012)

16	EXPLANATION OF TRANSITION TO IFRS - continued

Balance sheet as at December 31, 2010 (Canadian dollar)

	Previous GAAP December 31, 2010	IFRS Adjustments	IFRS December 31, 2010
Assets
Current
Cash	$274,902		$274,902
Short term investments	2,714,383		2,714,383
Prepaid consulting services	28,688		28,688
Other receivables	216,937		216,937
	$3,234,910	$ -	$3,234,910
Office equipment and furniture	$9,565		$9,565
Oil & gas properties and related expenditure	$7,187,344	$(7,187,344)	$ -
Exploration and evaluation expenditure		$7,187,344	$7,187,344
	$10,431,819	$ -	$10,431,819
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$2,068,073		$2,068,073
Total current liabilities	$2,068,073	$ -	$2,068,073
Shareholders' Equity
Capital stock	$36,070,152		$36,070,152
Warrants	8,677,551		$8,677,551
Contributed surplus	4,759,651		$4,759,651
Accumulated other comprehensive loss	(387,215)		$(387,215)
Deficit	(40,142,377)		$(40,142,377)
Total shareholders' equity	$8,977,762	$ -	$8,977,762
Non-controlling interests	$(614,016)		$(614,016)
Total equity	$8,363,746	$ -	$8,363,746
	$10,431,819	$ -	$10,431,819

Note to reconciliation

Exploration and Evaluation (“E&E”) expenditures

Upon transition to IFRS, the Company reclassified all E&E expenditures that were included as oil & gas properties and related expenditure on the balance sheet. This consisted of the carrying amount for costs of acquisition of drilling licenses and seismic which did not have proved or probable reserves attributed directly to related exploration properties. E&E assets will not be depleted, and will be assessed for impairment when indicators of impairment exist.

Form 52-109FV2
Certification of Interim Filings – Venture Issuer Basic Certificate

I, Kam Shah, Chief Executive Officer of Bontan Corporation Inc. certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Bontan Corporation Inc. (the “issuer”) for the interim period ended December 31, 2011.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.
Fair Presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date: February 23, 2012

/s/  Kam Shah

 Kam Shah
Chief Executive Officer

NOTE TO READER

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

i)
controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Form 52-109FV2
Certification of Interim Filings – Venture Issuer Basic Certificate

I, Kam Shah, Chief Financial Officer of Bontan Corporation Inc. certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Bontan Corporation Inc. (the “issuer”) for the interim period ended December 31, 2011.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.
Fair Presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date:  February 23, 2012

/s/  Kam Shah

 Kam Shah
Chief Financial Officer

NOTE TO READER

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

i)
controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.